BANK OF AMERICA

Bank of America Reports Quarterly Earnings of $4.0 Billion, EPS of $0.40

Provision for Credit Losses of $4.8 Billion Includes a $3.6 Billion Reserve Build[1]

Ends Quarter with $265 Billion in Shareholders' Equity and Nearly $700 Billion in Global Liquidity Sources

Q1-20 Financial Highlights[2]

- Net income of $4.0 billion, or $0.40 per diluted share, includes higher provision expense for COVID-19 related reserve build
  - Pretax income declined 48% to $4.5 billion
  - Pretax, pre-provision income down 5% to $9.3 billion[1]
- Provision for credit losses increased to $4.8 billion, driven by a $3.6 billion reserve build[1]
- Revenue, net of interest expense, decreased 1% to $22.8 billion
  - Net interest income (NII)[(B)] declined 2% to $12.1 billion, driven by lower interest rates, partially offset by loan and deposit growth
  - Noninterest income rose slightly to $10.6 billion
- Noninterest expense increased 2% to $13.5 billion, reflecting investments in the franchise; efficiency ratio of 59%
- Average loan and lease balances in the business segments rose $57 billion, or 6%, YoY to $954 billion
  - Ending loan balances rose $68 billion, or 7%, since Q4-19 to $1.0 trillion
- Average deposit balances rose $79.5 billion, or 6%, YoY to $1.4 trillion
  - Ending deposit balances rose $149 billion, or 10%, since Q4-19 to $1.6 trillion
- Common equity tier 1 (CET1) ratio declined slightly but remained strong at 10.8%[(F)]

From Chairman and CEO Brian Moynihan:

“Our results reflect the strength of our balance sheet, the diversity of our earnings, and the resilience of our teammates to serve clients around the world. Despite increasing our loan loss reserves, we earned $4 billion this quarter, maintained a significant buffer against our most stringent capital requirement, and ended the quarter with more liquidity than when we began.

"We remain a source of strength - our customers trusted us with $149 billion in additional deposits since year-end, which enabled us to provide liquidity to people, small business owners and corporate clients. We received nearly a million requests for assistance and we announced a $100 million commitment to provide critical support to local communities. We are taking extraordinary steps to support our employees, clients and communities during this humanitarian crisis."

Q1-20 Business Segment Highlights[2,3]

Consumer Banking

- Net income of $1.8 billion
- Loans up 8% to $317 billion; deposits up 6% to $737 billion
- Consumer investment assets up 1% to $212 billion, driven by flows of $22 billion since Q1-19, largely offset by market performance
- Extended $2.4 billion in credit to small business clients, up 11%
- **Client Support Actions:**
  - Received 279,000 small business loan applications through April 8 under the Paycheck Protection Program, totaling $43 billion
  - Nearly 1 million payment deferrals through April 8

Global Wealth and Investment Management

- Net income of $866 million
- Client balances of $2.7 trillion, reflecting market declines partially offset by higher loan/deposit balances; AUM flows of $26 billion since Q1-19
- Merrill added more than 7,500 net new households and Private Bank added more than 600 net new relationships
- **Client Support Actions:**
  - Double-digit increase in wealth management client outreach
  - Merrill shifting ~700 advisors to support client CARES Act inquiries; Private Bank aligning advisor trainees and wealth management analysts to support CARES Act application processing

Global Banking

- Net income of $136 million
- Firmwide investment banking fees (excl. self-led) up 10% to $1.4 billion; No. 3 ranking in investment banking fees[(C)]
- Loans up 4% to $386 billion; deposits up 10% to $382 billion
- **Client Support Actions:**
  - Extended $67 billion in net funding to commercial and corporate clients since year-end 2019 across all business segments
  - Raised $224 billion in capital on behalf of clients
  - Over 13,000 hours of training completed by employees to ensure readiness to support clients impacted by COVID-19

Global Markets

- Net income of $1.7 billion
- Sales and trading revenue of $4.6 billion, including net debit valuation adjustments (DVA) gains of $300 million
- Excluding net DVA, sales and trading revenue increased 22% to $4.3 billion[(D)]
  - FICC increased 13% to $2.7 billion[(D)]
  - Equities increased 39% to $1.7 billion[(D)]
- **Client Support Action:**
  - Seamlessly supported clients by providing liquidity and a strong and resilient trading platform during period of record-breaking market activity

See page 10 for endnotes.

[1] Reserve build and pretax, pre-provision income (PTPI) represent non-GAAP financial measures. For more information, see endnotes A and H on page 10.
[2] Financial Highlights and Business Segment Highlights compare to the year-ago quarter unless noted. Loan and deposit balances are shown on an average basis unless noted.
[3] The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

1

BANK OF AMERICA

Bank of America Financial Highlights

($ in billions, except per share data)	Three months ended 3/31/2020	12/31/2019	3/31/2019
Total revenue	**$22.8**	$22.3	$23.0
Provision for credit losses	**4.8**	0.9	1.0
Noninterest expense	**13.5**	13.2	13.2
Pretax income	**4.5**	8.2	8.8
Income tax expense	**0.5**	1.2	1.5
Net Income	**4.0**	7.0	7.3
Diluted earnings per share	**$0.40**	$0.74	$0.70

From Chief Financial Officer Paul Donofrio:

"Ten years ago, we set out to transform our business and operate under the principles of responsible growth so we would be a source of strength in the next crisis. Our results this quarter reflect our progress: our strong earnings power allowed us to increase loan loss reserves while generating $4.0 billion in net income for shareholders. During the quarter, we suspended our buyback program to provide additional support to the economy. We also continued to invest in our people and our systems so we could deliver for consumers, small business owners and large corporate clients. We remain well-positioned to support our clients and deliver for all our stakeholders."

Supporting Employees and Clients Through COVID-19

Employees
- Committed to no COVID-19-related layoffs in 2020
- Hired 2,000 new employees in March and shifted 3,000 current employees to Consumer and Small Business
- Special compensation incentives for teammates serving clients in U.S. financial centers, call centers and operation centers
- Specific actions to protect and to support employees working in our offices
- Expanded employee benefits (e.g., no-cost coronavirus testing, no-fee Teledoc, backup childcare, transportation reimbursement)
- Moved to $20 minimum hourly rate of pay this quarter in the U.S. as previously announced

Institutional Investors
- Seamlessly supported clients by providing liquidity and a strong and resilient trading platform during period of record-breaking market activity with Global Markets balance sheet temporarily increasing by $130 billion in early March versus year-end

Communities and Other
- Provided $100 million commitment to local communities to purchase medical supplies, food and other priorities
- Announced commitment of $250 million in capital and $10 million in philanthropic grants to Community Development Financial Institutions (CDFIs)

Individual and Family Clients
- Clients can request refunds including overdraft fees, non-sufficient funds fees, and monthly maintenance fees
- Clients can request to defer credit card payments; refunds on late fees
- Clients can request to defer auto loan payments, with payments added to the end of the loan
  Clients can request to defer mortgage and home equity payments, with payments added to the end of the loan
- Paused foreclosure sales, evictions and repossessions
- No negative credit bureau reporting for previously up-to-date clients

Small Businesses and Commercial Clients
- Small business clients can request to defer small business loan and credit card payments, and refunds on late fees
- Providing support to small business owners through the Paycheck Protection Program (received 279,000 applications totaling $43 billion through April 8)
- Extended net funding of $67 billion to commercial clients across all business segments
- Helping clients manage operations through digital channels
- Connecting Global Commercial Banking/Business Banking client company associates with payment deferral programs available to bank customers
- Global Research producing insight and guidance for clients
- Raised $224 billion in capital for clients across debt and equity markets

2

BANK OF AMERICA

Consumer Banking[1,2]

- Net income of $1.8 billion, down $1.4 billion, or 45%, as solid client activity was more than offset by an increase in loan loss reserves and the impact of lower interest rates
  - Pretax income declined $1.9 billion, or 45%, to $2.4 billion
  - Pretax, pre-provision income declined $631 million, or 12%, to $4.6 billion[(H)]
- Revenue of $9.1 billion decreased 5%, driven by lower noninterest income and lower NII
- Provision for credit losses increased to $2.3 billion, driven by a reserve build, primarily related to COVID-19 impact[(A)]
  - Net charge-off ratio improved to 1.22%, compared to 1.28%
- Noninterest expense increased 3%, driven by the cost of increased client activity and investments for business growth, largely offset by improved productivity and lower support costs
  - Continued investment in financial center and ATM builds/renovations, sales professionals, digital capabilities, and minimum wage increases

Business Highlights[1]

- Average deposits grew $40 billion, or 6%; average loans grew $25 billion, or 8%, driven by growth in residential mortgages
- Consumer investment assets grew $1 billion, or 1%, to $212 billion, driven by client flows largely offset by market performance
- Combined credit/debit card spend increased 4%
- 9 new financial centers opened and 109 renovated in Q1-20
- 6.3 million Consumer customers enrolled in Preferred Rewards, with 99% retention rate

Digital Usage Continued to Grow[1]

- 39.1 million active digital banking users, up 6%
- 29.8 million active mobile banking users, up 10%
- Digital sales were 33% of all Consumer Banking sales
- 1.6 billion mobile logins in Q1-20
- 10.4 million active Zelle® users, now including small businesses; sent and received 102 million transfers worth $27 billion in Q1-20, up 73%
- Over 586,000 digital appointments

Financial Results[1]

	Three months ended		
($ in millions)	3/31/2020	12/31/2019	3/31/2019
Total revenue[2]	**$9,129**	$9,514	$9,632
Provision for credit losses	**2,258**	934	974
Noninterest expense	**4,495**	4,468	4,367
Pretax income	**2,376**	4,112	4,291
Income tax expense	**582**	1,007	1,051
Net income	**$1,794**	$3,105	$3,240

Business Highlights[1,3,(G)]

	Three months ended		
($ in billions)	3/31/2020	12/31/2019	3/31/2019
Average deposits	**$736.7**	$719.7	$697.0
Average loans and leases	**316.9**	311.0	292.3
Consumer investment assets (EOP)	**212.2**	240.1	210.9
Active mobile banking users (MM)	**29.8**	29.2	27.1
Number of financial centers	**4,297**	4,300	4,353
Efficiency ratio	**49%**	47%	45%
Return on average allocated capital	**19**	33	36
Total Consumer Credit Card[3]			
Average credit card outstanding balances	**$94.5**	$95.0	$95.0
Total credit/debit spend	**153.0**	167.2	147.8
Risk-adjusted margin	**7.9%**	8.7%	8.0%

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] The consumer credit card portfolio includes Consumer Banking and GWIM.

Continued Business Leadership

- No. 1 Consumer Deposit Market Share *(Estimated retail consumer deposits based on June 30, 2019 FDIC deposit data)*
- No. 1 Small Business Lender *(FDIC, Q4-19)*
- No. 1 Online Banking and Mobile Banking Functionality *(Dynatrace Q4-19 Online Banker Scorecard and Q1-20 Mobile Banker Scorecard; Javelin 2019 Online and Mobile Banking Scorecards)*
- No. 1 Home Equity Originator *(Inside Mortgage Finance, Home Equity new HELOC commitments, Q4-19)*
- No. 1 in Prime Auto Credit Distribution of New Originations Among Peers *(Experian Autocount; Franchised Dealers; Largest percentage of 680+ Vantage 3.0 originations among key competitors as of January 2020)*
- No. 1 Digital Checking Account Sales Functionality *(Forrester, January 2020)*
- Named North America's Best Digital Bank *(Euromoney, July 2019)*
- Best Mortgage Lender for First-Time Home Buyers *(Nerdwallet, 2020)*
- 5 Star Ranking Overall - Named a Top Online Stock Broker for 2020 *(Nerdwallet, 2020)*

3

BANK OF AMERICA

Global Wealth and Investment Management [1,2]

- Net income of $866 million, down $177 million, or 17%, as solid client activity was more than offset by higher provision expense driven by a reserve build, primarily related to COVID-19 impact[(A)]
  - Pretax income declined $234 million, or 17%, to $1.1 billion; pretax margin of 23%
  - Pretax, pre-provision income declined $50 million, or 4%, to $1.3 billion[(H)]
- Revenue of $4.9 billion increased 2%, reflecting higher asset management and brokerage fees, partially offset by the impact of lower interest rates
  - Asset management fees increased 10%, driven by the impact of higher market valuations and positive AUM flows
  - Brokerage revenue increased 10% on higher transactional activity
- Noninterest expense increased 5%, primarily due to revenue-related incentives and investments for business growth

Business Highlights[1]

- Total client balances declined 6% to $2.7 trillion, driven by lower end-of-period market valuations
  - AUM flows of $7.0 billion since Q4-19 and $26 billion since Q1-19
  - Average deposits increased $1.6 billion, or 1%, to $263 billion
  - Average loans and leases grew $14.2 billion, or 9%, to $179 billion, driven by residential mortgages and custom lending
- Strong wealth management client growth
  - Merrill added more than 7,500 net new households
    - Referrals to/from Merrill up 52% YoY
  - Private Bank added more than 600 net new relationships
    - Referrals to/from Private Bank up 16% YoY

Digital Usage Continued to Grow[1]

- Merrill Lynch
  - 77% of clients actively using an online or mobile platform across Merrill and Bank of America
  - 40% growth in client usage of MyMerrill mobile app and 18% increase in ML online platform users
- Private Bank
  - 78% of clients actively using an online or mobile platform across Private Bank and Bank of America
  - 32% growth in mobile active users and 11% growth in online platform users

Financial Results[1]

	Three months ended		
($ in millions)	3/31/2020	12/31/2019	3/31/2019
Total revenue[2]	**$4,936**	$4,913	$4,820
Provision for credit losses	**189**	19	5
Noninterest expense	**3,600**	3,523	3,434
Pretax income	**1,147**	1,371	1,381
Income tax expense	**281**	336	338
Net income	**$866**	$1,035	$1,043

Business Highlights[1,(G)]

	Three months ended		
($ in billions)	3/31/2020	12/31/2019	3/31/2019
Average deposits	**$263.4**	$255.9	$261.8
Average loans and leases	**178.6**	174.4	164.4
Total client balances (EOP)	**2,658.6**	3,047.8	2,837.0
AUM flows	**7.0**	8.1	5.9
Pretax margin	**23%**	28%	29%
Return on average allocated capital	**23**	28	29

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.

Continued Business Leadership

- No. 1 U.S. wealth management market position across client assets, deposits and loans *(U.S.-based full-service wirehouse peers based on 4Q19 earnings releases)*
- No. 1 in Personal trust assets under management *(Industry Q4-19 FDIC call reports)*
- No. 1 in Barron's Top 1,200 ranked Financial Advisors *(2020)*
- No. 1 in Forbes' Top Next Generation Advisors *(2019)* and Best-in-State Wealth Advisors *(2020)*
- No. 1 in Financial Times Top 401K Retirement Plan Advisers *(2019)*
- No. 1 in Barron's Top 100 Women Advisors *(2019)*
- No. 1 in Forbes' Top Women Advisors *(2019)*

4

BANK OF AMERICA

Global Banking[1,2]

- Net income decreased $1.9 billion to $136 million, driven by higher provision expense for a reserve build primarily related to COVID-19 impact[(A)]
  - Pretax income declined $2.6 billion, or 93%, to $186 million
  - Pretax, pre-provision income declined $610 million, or 21%, to $2.3 billion[(H)]
- Revenue of $4.6 billion decreased 11%, as markdowns in capital markets and the Fair Value Option loan portfolio, as well as spread compression, were partly mitigated by loan and deposit balance growth and higher investment banking fees
- Provision for credit losses increased $2.0 billion to $2.1 billion, driven by a reserve build primarily related to COVID-19 impact[(A)]
- Noninterest expense increased 2%, primarily due to investment in the platform partly offset by lower revenue-related compensation costs

Business Highlights[1]

- Average deposits increased $33 billion, or 10%, to $382 billion, driven by increased client coverage; ending deposits increased $94 billion since Q4-19, reflecting client flight to safety and placement of credit draws in the latter part of the quarter
- Average loans and leases grew $16 billion, or 4%, to $386 billion, driven by broad-based growth across corporate and commercial clients; ending loans and leases increased $58 billion since Q4-19, due to increased draw activity as clients secured liquidity
- Total Corporation investment banking fees of $1.4 billion (excl. self-led) increased 10%, driven by higher debt and equity underwriting fees

Digital Usage Continued to Grow[1]

- ~500K CashPro® Online users (digital banking platform) across our commercial, corporate and business banking businesses
- CashPro Mobile Active Users increased 67% and logins increased 107% (rolling 12 months, YoY)
- CashPro Mobile Payment Approvals value of $175 billion, increasing 67% (rolling 12 months, YoY)
- Number of checks deposited via CashPro Mobile up 121%, and dollar volume increased 145% (rolling 12 months, YoY)
- 11 million incoming receivables were digitally matched in last 12 months using Intelligent Receivables, which uses AI to match payments and accounts receivables
- Commercial Prepaid Card App active users increased by 192%, with 160% increase in cards added to app YoY, the highest since launch

Financial Results[1]

	Three months ended		
($ in millions)	**3/31/2020**	**12/31/2019**	**3/31/2019**
Total revenue[2,3]	**$4,600**	$5,141	$5,155
Provision for credit losses	**2,093**	58	111
Noninterest expense	**2,321**	2,320	2,266
Pretax income	**186**	2,763	2,778
Income tax expense	**50**	746	750
Net income	**$136**	$2,017	$2,028

Business Highlights[1,2,(G)]

	Three months ended		
($ in billions)	**3/31/2020**	**12/31/2019**	**3/31/2019**
Average deposits	**$382.4**	$378.5	$349.0
Average loans and leases	**386.5**	377.4	370.1
Total Corp. IB fees (excl. self-led)[2]	**1.4**	1.5	1.3
Global Banking IB fees[2]	**0.8**	0.8	0.7
Business Lending revenue	**2.0**	2.1	2.2
Global Transaction Services revenue	**2.0**	2.1	2.2
Efficiency ratio	**50%**	45%	44%
Return on average allocated capital	**1**	20	20

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.

Continued Business Leadership

- Intelligent Receivables won Best Use of AI in Treasury Management *(Global Finance, 2020)*
- North America's Best Bank for Small to Medium-sized Enterprises *(Euromoney, 2019)*
- Best Overall Brand Middle Market Banking *(Greenwich, 2019)*
- Best Bank for Payments and Collections, Globally and in North America *(Global Finance, 2020)*
- North America's Best Bank for Financing *(Euromoney, 2019)*
- 2019 Quality, Share and Excellence Awards for U.S. Large Corporate Banking and Cash Management *(Greenwich, 2019)*
- Best Investment Bank for Debt in Western Europe *(Global Finance, 2019)*
- Relationships with 77% of the Global Fortune 500 and 95% of the U.S. Fortune 1000 *(2019)*

5

BANK OF AMERICA

Global Markets[1,2]

- Net income of $1.7 billion increased $670 million, driven by higher sales and trading revenue as the firm continued to support clients
  - Pretax income increased $856 million, or 59%, to $2.3 billion
  - Pretax, pre-provision income increased $986 million, or 69%, to $2.4 billion[(H)]
- Revenue of $5.2 billion increased 25%, driven by higher sales and trading; excluding net DVA, revenue increased 15%[4]
- Provision for credit losses increased $130 million to $107 million, driven by an increase in loan loss reserves primarily related to COVID-19 impact[(A)]
- Noninterest expense increased $58 million, or 2%, to $2.8 billion, driven by higher revenue-related expenses
- Average VaR of $48 million[5]

Business Highlights[1]

- Reported sales and trading revenue increased 34% to $4.6 billion
- Excluding net DVA, sales and trading revenue increased 22% to $4.3 billion[(D)]
  - FICC revenue of $2.7 billion increased 13%, driven by increased client activity and improved market-making conditions across all macro products (in particular Rates), more than offsetting weaker performances in the credit-sensitive businesses
  - Equities revenue of $1.7 billion increased 39%, driven by increased client activity and a strong trading performance in the more volatile market environment

Additional Highlights

- 680+ research analysts covering 3,100+ companies, 1,230+ corporate bond issues across 55+ economies and 24 industries

Financial Results[1]

	Three months ended		
($ in millions)	3/31/2020	12/31/2019	3/31/2019
Total revenue[2,3]	**$5,225**	$3,425	$4,181
Net DVA[4]	**300**	(86)	(90)
Total revenue (excl. net DVA)[2,3,4]	**$4,925**	$3,511	$4,271
Provision for credit losses	**107**	9	(23)
Noninterest expense	**2,813**	2,613	2,755
Pretax income	**2,305**	803	1,449
Income tax expense	**599**	229	413
Net income	**$1,706**	$574	$1,036
Net income (excl. net DVA)[4]	**$1,478**	$639	$1,104

Business Highlights[1,2,(G)]

	Three months ended		
($ in billions)	3/31/2020	12/31/2019	3/31/2019
Average total assets	**$713.0**	$680.1	$664.1
Average trading-related assets	**503.0**	489.3	474.3
Average loans and leases	**71.7**	73.0	70.1
Sales and trading revenue[2]	**4.6**	2.8	3.5
Sales and trading revenue (excl. net DVA)[2,D]	**4.3**	2.9	3.6
Global Markets IB fees[2]	**0.6**	0.6	0.5
Efficiency ratio	**54%**	76%	66%
Return on average allocated capital	**19**	7	12

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See endnote D on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $48MM, $35MM and $37MM for Q1-20, Q4-19 and Q1-19, respectively.

Continued Business Leadership

- Derivatives House of the Year (*GlobalCapital, 2019; Risk 2020 Awards; IFR Awards, 2019*)
- Most Innovative Bank for Equity Derivatives (*The Banker, 2019*)
- No. 1 Quality Leader in U.S. Fixed Income Overall Trading Quality and No. 1 U.S. Fixed Income Overall Service Quality (*Greenwich, 2019*)
- Quality Leader in Global Foreign Exchange Sales and Corporate FX Sales (*Greenwich, 2019*)
- Share Leader in U.S. Fixed Income Market Share (*Greenwich, 2019*)
- No. 1 Municipal Bonds Underwriter (*Refinitiv, 2019*)
- No. 1 Global Research Firm (*Institutional Investor, 2019*)
- No. 1 Global Fixed Income Research Team (*Institutional Investor, 2019*)

6

All Other1 1 • Net loss increased to $492 million from a loss of Financial Results $36 million, driven by certain valuation Three months ended adjustments and, to a lesser extent, increased ($ in millions) 3/31/2020 12/31/2019 3/31/2019 provision expense related to COVID-19 on the non- 2 core mortgage portfolio(A) Total revenue $(979) $(499) $(631) • Total Corporation effective tax rate of 11.5% Provision for credit losses 114 (79) (54) reflected: Noninterest expense 246 315 402 – $108 million benefit related to stock-based Pretax loss (1,339) (735) (979) compensation Income tax expense (benefit) (847) (998) (943) – The greater impact of tax credits related to tax advantaged investments on lower pretax Net income (loss) $(492) $263 $(36) income 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other consists of asset and liability management (ALM) activities, equity investments, non-core mortgage loans and servicing activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass certain residential mortgages, debt securities, and interest rate and foreign currency risk management activities. Substantially all of the results of ALM activities are allocated to our business segments. Equity investments include our merchant services joint venture, as well as a portfolio of equity, real estate and other alternative investments. 7

BANK OF AMERICA

Credit Quality

Charge-offs

- Total net charge-offs increased $163 million, or 17%, from Q4-19 to $1.1 billion, driven by higher commercial charge-offs
- Net charge-off ratio increased 7 basis points from Q4-19 to 0.46%

Provision for credit losses

- Provision expense increased $3.8 billion from Q4-19 to $4.8 billion, driven by a reserve build of $3.6 billion primarily due to a deteriorating economic outlook related to COVID-19[(A)]

Allowance for loan and lease losses

- Allowance for loan and lease losses increased $6.4 billion, or 67%, from 12/31/19 to $15.8 billion, representing 1.51% of total loans and leases
  - January 1, 2020 CECL adoption[4] impact of $3.3 billion includes $2.9 billion increase in allowance for loan and lease losses and $310 million increase in the reserve for unfunded lending commitments
  - 1Q20 included a reserve build of $3.6 billion, due primarily to deteriorating economic outlook related to COVID-19
- Nonperforming loans (NPLs) increased $504 million from Q4-19, primarily driven by $353 million increase in commercial loans
- Commercial reservable criticized utilized exposure of $17.4 billion increased $5.9 billion, or 75 bps, from Q4-19
  - Increase was broad based across industries

See page 10 for endnotes.

Highlights[1]

	Three months ended		
($ in millions)	3/31/2020	12/31/2019	3/31/2019
Provision for credit losses	**$4,761**	$941	$1,013
Net charge-offs	**1,122**	959	991
Net charge-off ratio[2]	**0.46%**	0.39%	0.43%
At period-end			
Nonperforming loans and leases	**$4,056**	$3,552	$4,850
Nonperforming loan and leases ratio	**0.39%**	0.36%	0.52%
Allowance for loan and lease losses	**$15,766**	$9,416	$9,577
Allowance for loan and lease losses ratio[3]	**1.51%**	0.97%	1.02%

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.
[4] The Company's adoption of the new CECL accounting standard effective January 1, 2020 measures the allowance based on management's best estimate of lifetime expected credit losses inherent in the Company's lending activities. Prior periods presented reflect measurement of the allowance based on management's estimate of probable incurred credit losses.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(G)]

	Three months ended		
	3/31/2020	12/31/2019	3/31/2019
Ending Balance Sheet			
Total assets	**$2,620.0**	$2,434.1	$2,377.2
Total loans and leases	**1,050.8**	983.4	945.6
Total loans and leases in business segments (excluding All Other)	**1,014.7**	946.3	900.0
Total deposits	**1,583.3**	1,434.8	1,379.3
Average Balance Sheet			
Average total assets	**$2,494.9**	$2,450.0	$2,361.0
Average loans and leases	**990.3**	974.0	944.0
Average deposits	**1,439.3**	1,410.4	1,359.9
Funding and Liquidity			
Long-term debt	**$256.7**	$240.9	$233.9
Global Liquidity Sources, average[(E)]	**565**	576	546
Global Liquidity Sources, end of period[(E)]	**699**	579	556
Equity			
Common shareholders' equity	**$241.5**	$241.4	$244.7
Common equity ratio	**9.2%**	9.9%	10.3%
Tangible common shareholders' equity[1]	**$171.7**	$171.5	$174.8
Tangible common equity ratio[1]	**6.7%**	7.3%	7.6%
Per Share Data			
Common shares outstanding (in billions)	**8.68**	8.84	9.57
Book value per common share	**$27.84**	$27.32	$25.57
Tangible book value per common share[1]	**19.79**	19.41	18.26
Regulatory Capital[(F)]			
CET1 capital	**$168.1**	$166.8	$169.2
Standardized approach			
Risk-weighted assets	**$1,564**	$1,493	$1,455
CET1 ratio	**10.8%**	11.2%	11.6%
Advanced approaches			
Risk-weighted assets	**$1,515**	$1,447	$1,423
CET1 ratio	**11.1%**	11.5%	11.9%
Supplementary leverage			
Supplementary leverage ratio (SLR)	**6.4%**	6.4%	6.8%

[1] Represents a non-GAAP financial measure. For reconciliation, see page 17 of this press release.

9

Endnotes

BANK OF AMERICA

A Reserve Build (or Release) is a non-GAAP financial measure, calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. For GAAP purposes, the period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses recognized in that period. The Company believes that disclosing reserve build is a useful measure that enables investors and others to assess the effect of the provision for credit losses on the allowance for credit losses in the period. For the three months ended March 31, 2020, reserve build of $3.6 billion is calculated as provision for credit losses of $4.8 billion less net charge-offs of $1.1 billion.

B We also measure net interest income on an FTE basis, which is a non-GAAP financial measure. FTE basis is a performance measure used in operating the business that management believes provides investors a more accurate picture of the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. Net interest income on an FTE basis was $12.3 billion, $12.3 billion and $12.5 billion for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The FTE adjustment was $144 million, $145 million and $153 million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

C Source: Dealogic as of April 1, 2020

D Global Markets revenue and net income, excluding net debit valuation adjustments (DVA), and sales and trading revenue, excluding net DVA, are non-GAAP financial measures. Net DVA gains (losses) were $300 million, $(86) million and $(90) million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. FICC net DVA gains (losses) were $274 million, $(81) million and $(79) million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. Equities net DVA gains (losses) were $26 million, $(5) million and $(11) million for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

E Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, limited to U.S. government securities, U.S. agency securities, U.S. agency MBS, and a select group of non-U.S. government and supranational securities, and are readily available to meet funding requirements as they arise. They do not include Federal Reserve Discount Window or Federal Home Loan Bank borrowing capacity. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

F Regulatory capital ratios at March 31, 2020 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which for Common equity tier 1 (CET1) is the Standardized approach for all reporting dates presented.

G We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Balance Sheet, Liquidity and Capital Highlights and on the Segment pages for each segment.

H Pretax, pre-provision income (PTPI) at the consolidated level is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Similarly, PTPI at the segment level is a non-GAAP financial measure calculated by adjusting pretax income of such segment to add back provision for credit losses for such segment. Management believes that PTPI (both at the consolidated and segment level) is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP financial measures, see page 17 for Total company and below for segments.

(Dollars in millions)

	First Quarter 2020				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Pretax income	**$ 2,376**	**$ 1,147**	**$ 186**	**$ 2,305**	**$ (1,339)**
Provision for credit losses	**2,258**	**189**	**2,093**	**107**	**114**
Pretax, pre-provision income	**$ 4,634**	**$ 1,336**	**$ 2,279**	**$ 2,412**	**$ (1,225)**

	Fourth Quarter 2019				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Pretax income	$ 4,112	$ 1,371	$ 2,763	$ 803	$ (735)
Provision for credit losses	934	19	58	9	(79)
Pretax, pre-provision income	$ 5,046	$ 1,390	$ 2,821	$ 812	$ (814)

	First Quarter 2019				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Pretax income	$ 4,291	$ 1,381	$ 2,778	$ 1,449	$ (979)
Provision for credit losses	974	5	111	(23)	(54)
Pretax, pre-provision income	$ 5,265	$ 1,386	$ 2,889	$ 1,426	$ (1,033)

10

Contact Information and Investor Conference Call Invitation Investor Call Note: Chief Executive Officer Brian Moynihan and Chief Financial Officer Paul Donofrio will discuss first- Information quarter 2020 financial results in a conference call at 8:30 a.m. ET today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations website at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from April 15 through April 24. Investors May Contact: Reporters May Contact: Lee McEntire, Bank of America, 1.980.388.6780 Jerry Dubrowski, Bank of America, 1.646.855.1195 (office) or lee.mcentire@bofa.com 1.508.843.5626 (mobile) jerome.f.dubrowski@bofa.com Jonathan Blum, Bank of America (Fixed Income), 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 66 million consumer and small business clients with approximately 4,300 retail financial centers, including approximately 3,000 lending centers, 2,700 financial centers with a Consumer Investment Financial Solutions Advisor and approximately 2,100 business centers; approximately 16,900 ATMs; and award-winning digital banking with approximately 39 million active users, including approximately 30 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry- leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and approximately 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, efficiency ratio, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. 11

You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company’s 2019 Annual Report on Form 10-K and in any of the Company’s subsequent Securities and Exchange Commission filings: the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic; the possibility that the Company’s future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, regulatory, and representations and warranties exposures; the possibility that the Company could face increased servicing, fraud, indemnity, contribution or other claims from one or more counterparties, including trustees, purchasers of loans, underwriters, issuers, monolines, private-label and other investors, or other parties involved in securitizations; the Company’s ability to resolve representations and warranties repurchase and related claims, including claims brought by investors or trustees seeking to avoid the statute of limitations for repurchase claims; the risks related to the discontinuation of the London InterBank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Company’s exposures to such risks, including direct, indirect and operational; the impact of U.S. and global interest rates, inflation, currency exchange rates, economic conditions, trade policies and tensions, including tariffs, and potential geopolitical instability; the impact of the interest rate environment on the Company’s business, financial condition and results of operations; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties; the Company’s ability to achieve its expense targets and expectations regarding net interest income, provision for credit losses, net charge-offs, effective tax rate, loan growth or other projections; adverse changes to the Company’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements and/or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Company’s capital plans; the effect of regulations, other guidance or additional information on the impact from the Tax Cuts and Jobs Act; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including, but not limited to, recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and the Coronavirus Relief and Economic Security Act and any similar or related rules and regulations; a failure or disruption in or breach of the Company’s operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns; the impact on the Company’s business, financial condition and results of operations from the United Kingdom's exit from the European Union; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt limit; the impact of natural disasters, the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations and financial condition, military conflict, terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, BofA Securities, Inc. and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA. Investment products offered by Investment Banking Affiliates:  Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https://newsroom.bankofamerica.com. www.bankofamerica.com 12

13

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

Summary Income Statement	First Quarter 2020	Fourth Quarter 2019	First Quarter 2019
Net interest income	$ 12,130	$ 12,140	$ 12,375
Noninterest income	10,637	10,209	10,629
Total revenue, net of interest expense	22,767	22,349	23,004
Provision for credit losses	4,761	941	1,013
Noninterest expense	13,475	13,239	13,224
Income before income taxes	4,531	8,169	8,767
Income tax expense	521	1,175	1,456
Net income	$ 4,010	$ 6,994	$ 7,311
Preferred stock dividends	469	246	442
Net income applicable to common shareholders	$ 3,541	$ 6,748	$ 6,869
Average common shares issued and outstanding	8,815.6	9,017.1	9,725.9
Average diluted common shares issued and outstanding	8,862.7	9,079.5	9,787.3
Summary Average Balance Sheet			
Total debt securities	$ 465,215	$ 464,884	$ 441,680
Total loans and leases	990,283	973,986	944,020
Total earning assets	2,120,029	2,086,481	2,011,318
Total assets	2,494,928	2,450,005	2,360,992
Total deposits	1,439,336	1,410,439	1,359,864
Common shareholders' equity	241,078	243,439	243,891
Total shareholders' equity	264,534	266,900	266,217
Performance Ratios			
Return on average assets	0.65%	1.13%	1.26%
Return on average common shareholders' equity	5.91	11.00	11.42
Return on average tangible common shareholders' equity [(1)]	8.32	15.43	16.01
Per Common Share Information			
Earnings	$ 0.40	$ 0.75	$ 0.71
Diluted earnings	0.40	0.74	0.70
Dividends paid	0.18	0.18	0.15
Book value	27.84	27.32	25.57
Tangible book value [(1)]	19.79	19.41	18.26

Summary Period-End Balance Sheet	March 31 2020	December 31 2019	March 31 2019
Total debt securities	$ 475,852	$ 472,197	$ 440,674
Total loans and leases	1,050,785	983,426	945,615
Total earning assets	2,265,254	2,094,296	2,011,503
Total assets	2,619,954	2,434,079	2,377,164
Total deposits	1,583,325	1,434,803	1,379,337
Common shareholders' equity	241,491	241,409	244,684
Total shareholders' equity	264,918	264,810	267,010
Common shares issued and outstanding	8,675.5	8,836.1	9,568.4

Credit Quality	First Quarter 2020	Fourth Quarter 2019	First Quarter 2019
Total net charge-offs	$ 1,122	$ 959	$ 991
Net charge-offs as a percentage of average loans and leases outstanding [(2)]	0.46%	0.39%	0.43%
Provision for credit losses	$ 4,761	$ 941	$ 1,013

	March 31 2020	December 31 2019	March 31 2019
Total nonperforming loans, leases and foreclosed properties [(3)]	$ 4,331	$ 3,837	$ 5,145
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [(2)]	0.42%	0.39%	0.55%
Allowance for loan and lease losses	$ 15,766	$ 9,416	$ 9,577
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [(2)]	1.51%	0.97%	1.02%

For footnotes, see page 14.

Current period information is preliminary and based on company data available at the time of the presentation.

14 Bank of America Corporation and Subsidiaries Selected Financial Data (continued) (Dollars in millions) Capital Management March 31 December 31 March 31 2020 2019 2019 Regulatory capital metrics (4): Common equity tier 1 capital $ 168,115 $ 166,760 $ 169,243 Common equity tier 1 capital ratio - Standardized approach 10.8% 11.2% 11.6% Common equity tier 1 capital ratio - Advanced approaches 11.1 11.5 11.9 Tier 1 leverage ratio 7.9 7.9 8.4 Tangible equity ratio (5) 7.7 8.2 8.5 Tangible common equity ratio (5) 6.7 7.3 7.6 (1) Return on average tangible common shareholders’ equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 17. (2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation. (3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held for sale or accounted for under the fair value option. (4) Regulatory capital ratios at March 31, 2020 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. The approach that yields the lower ratio is used to assess capital adequacy, which for Common equity tier 1 (CET1) is the Standardized approach for all periods presented. (5) Tangible equity ratio equals period-end tangible shareholders’ equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders’ equity divided by period-end tangible assets. Tangible shareholders’ equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 17. Current period information is preliminary and based on company data available at the time of the presentation.

15

Bank of America Corporation and Subsidiaries

Quarterly Results by Business Segment and All Other

(Dollars in millions)

	First Quarter 2020				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 9,129	$ 4,936	$ 4,600	$ 5,225	$ (979)
Provision for credit losses	2,258	189	2,093	107	114
Noninterest expense	4,495	3,600	2,321	2,813	246
Net income (loss)	1,794	866	136	1,706	(492)
Return on average allocated capital [1]	19%	23%	1%	19%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 316,946	$ 178,639	$ 386,483	$ 71,660	$ 36,555
Total deposits	736,669	263,411	382,373	33,323	23,560
Allocated capital [1]	38,500	15,000	42,500	36,000	n/m
Quarter end					
Total loans and leases	$ 317,535	$ 181,492	$ 437,122	$ 78,591	$ 36,045
Total deposits	762,387	282,395	477,108	38,536	22,899

	Fourth Quarter 2019				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 9,514	$ 4,913	$ 5,141	$ 3,425	$ (499)
Provision for credit losses	934	19	58	9	(79)
Noninterest expense	4,468	3,523	2,320	2,613	315
Net income	3,105	1,035	2,017	574	263
Return on average allocated capital [1]	33%	28%	20%	7%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 311,008	$ 174,374	$ 377,359	$ 73,044	$ 38,201
Total deposits	719,668	255,912	378,510	32,866	23,483
Allocated capital [1]	37,000	14,500	41,000	35,000	n/m
Quarter end					
Total loans and leases	$ 317,409	$ 176,600	$ 379,268	$ 72,993	$ 37,156
Total deposits	730,745	263,113	383,180	34,676	23,089

	First Quarter 2019				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 9,632	$ 4,820	$ 5,155	$ 4,181	$ (631)
Provision for credit losses	974	5	111	(23)	(54)
Noninterest expense	4,367	3,434	2,266	2,755	402
Net income (loss)	3,240	1,043	2,028	1,036	(36)
Return on average allocated capital [1]	36%	29%	20%	12%	n/m
Balance Sheet					
Average					
Total loans and leases	$ 292,267	$ 164,403	$ 370,108	$ 70,080	$ 47,162
Total deposits	697,001	261,841	349,037	31,366	20,619
Allocated capital [1]	37,000	14,500	41,000	35,000	n/m
Quarter end					
Total loans and leases	$ 292,453	$ 164,483	$ 373,017	$ 70,052	$ 45,610
Total deposits	721,800	261,180	343,897	31,073	21,387

[1] Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

Certain prior period amounts have been reclassified among the segments to conform to current period presentation.

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current period information is preliminary and based on company data available at the time of the presentation.

16 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) First Fourth First Quarter Quarter Quarter FTE basis data (1) 2020 2019 2019 Net interest income $ 12,274 $ 12,285 $ 12,528 Total revenue, net of interest expense 22,911 22,494 23,157 Net interest yield 2.33% 2.35% 2.51% Efficiency ratio 58.82 58.85 57.10 March 31 December 31 March 31 Other Data 2020 2019 2019 Number of financial centers - U.S. 4,297 4,300 4,353 Number of branded ATMs - U.S. 16,855 16,788 16,378 Headcount 208,931 208,131 205,292 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $144 million, $145 million and $153 million for the first quarter of 2020 and the fourth and first quarters of 2019, respectively. Certain prior period amounts have been reclassified to conform to current period presentation. Current period information is preliminary and based on company data available at the time of the presentation.

17

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business based on the following ratios that utilize tangible equity, a non-GAAP financial measure. Tangible equity represents an adjusted shareholders' equity or common shareholders' equity amount which has been reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most closely related financial measures defined by GAAP for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate supplemental financial data differently.

	First Quarter 2020	Fourth Quarter 2019	First Quarter 2019
Reconciliation of income before income taxes to pretax, pre-provision income			
Income before income taxes	$ 4,531	$ 8,169	$ 8,767
Provision for credit losses	4,761	941	1,013
Pretax, pre-provision income	$ 9,292	$ 9,110	$ 9,780
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity			
Shareholders' equity	264,534	266,900	266,217
Goodwill	(68,951)	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,655)	(1,678)	(1,763)
Related deferred tax liabilities	728	730	841
Tangible shareholders' equity	$ 194,656	$ 197,001	$ 196,344
Preferred stock	(23,456)	(23,461)	(22,326)
Tangible common shareholders' equity	$ 171,200	$ 173,540	$ 174,018
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity			
Shareholders' equity	$ 264,918	$ 264,810	$ 267,010
Goodwill	(68,951)	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,646)	(1,661)	(1,747)
Related deferred tax liabilities	790	713	773
Tangible shareholders' equity	$ 195,111	$ 194,911	$ 197,085
Preferred stock	(23,427)	(23,401)	(22,326)
Tangible common shareholders' equity	$ 171,684	$ 171,510	$ 174,759
Reconciliation of period-end assets to period-end tangible assets			
Assets	$ 2,619,954	$ 2,434,079	$ 2,377,164
Goodwill	(68,951)	(68,951)	(68,951)
Intangible assets (excluding mortgage servicing rights)	(1,646)	(1,661)	(1,747)
Related deferred tax liabilities	790	713	773
Tangible assets	$ 2,550,147	$ 2,364,180	$ 2,307,239
Book value per share of common stock			
Common shareholders' equity	$ 241,491	$ 241,409	$ 244,684
Ending common shares issued and outstanding	8,675.5	8,836.1	9,568.4
Book value per share of common stock	$ 27.84	$ 27.32	$ 25.57
Tangible book value per share of common stock			
Tangible common shareholders' equity	$ 171,684	$ 171,510	$ 174,759
Ending common shares issued and outstanding	8,675.5	8,836.1	9,568.4
Tangible book value per share of common stock	$ 19.79	$ 19.41	$ 18.26

Certain prior period amounts have been reclassified to conform to current period presentation.

Current period information is preliminary and based on company data available at the time of the presentation.